Exhibit 10(b)

EXECUTIVE ANNUAL INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2003)

Entergy Corporation, a Delaware corporation, hereby amends and restates its Executive Annual Incentive Plan, effective January 1, 2003, as applicable to Performance Periods beginning on or after such date. The Plan permits annual cash awards to System Management Level Employees, based on the achievement of pre-established Performance Goals. The Plan shall remain in effect until terminated as herein provided.

ARTICLE I. PLAN PURPOSES

The purposes of the Plan are to (a) provide incentives to achieve annual goals that are within System, Business Unit and/or individual control and are considered key to the Company's success; (b) reward performance with pay that varies in relation to the extent to which the pre-established performance goals are achieved; and (c) ensure that all amounts paid under the Plan to Covered Participants are "qualified performance based compensation" within the meaning of Code Section 162(m).

ARTICLE II. DEFINITIONS

The terms defined in this Article II shall, for all purposes of this Plan, have the meanings herein specified, unless the context expressly, or by necessary implication, requires otherwise:

    "Actual Award" shall mean the actual dollar amount paid to a Participant pursuant to the Plan.

    "Award Opportunity" shall mean the various levels of incentive award pay out opportunities that a Participant may earn under the Plan, as established by the Committee.

    "Base Salary" shall mean, as to any specific Performance Period, the actual base salary paid by a System Company employer to a Participant as an Employee during such Performance Period. Base Salary (a) shall not be reduced by the amount, if any, of any voluntary salary reductions or any salary reduction contributions made to any salary reduction plan, defined contribution plan or other deferred compensation plans of a System Company or pursuant to any deferred compensation arrangements; and (b) shall be calculated exclusive of any payments under this Plan or other incentive plans, programs or arrangements, bonus payments, overtime, severance payments, or other special awards.

    "Board" shall mean the Board of Directors of the Company.

    "Business Unit" shall mean a division or department of a System Company, or any combination of System Companies, divisions or departments thereof.

    "Code" shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendment or successor provisions to such section and any regulations under such section.

    "Committee" shall mean the Personnel Committee of the Board, or such other committee as determined by the Board, which Committee shall be comprised solely of two or more outside Directors of the Company, within the meaning of Code Section 162(m), who are also independent Directors within the meaning of applicable New York Stock Exchange rules, as amended, and any successor or amended rule, regulation or statute fulfilling the same or similar function.

    "Company" shall mean Entergy Corporation and any successor.

    "Covered Participant" shall mean a Participant who is a "covered employee" as defined in Code Section 162(m), or who the Committee believes will be such a "covered employee" for a Performance Period.

    "Director" shall mean an individual elected to the Board by the shareholders of the Company.

    "Employee" shall mean a full-time, salaried employee of a System Company. The term "Employee" shall not include a person retained as an independent contractor, leased employee, consultant or a person otherwise designated by the Company at the time of hire as not eligible to participate in the Plan, even if such person is determined to be an "employee" by any governmental or judicial authority.

    "Maximum Award Level" shall mean the maximum Award Opportunity, as established by the Committee, intended to reward outstanding performance.

    "Minimum Award Level" shall mean the minimum Award Opportunity, as established by the Committee.

    "OCE" shall mean shall mean the Office of Chief Executive, as time to time composed, which shall consist of such members appointed by, and to serve at the pleasure of, the Chief Executive Officer of Company.

    "Operating Cash Flow" shall mean the amount of operating cash flow for any given Performance Period, as determined by the Committee based on the Company's financial statements and in accordance with generally accepted accounting principles.

    "Participant" shall mean a System Management Level Employee of a System Company approved for participation by the Committee.

    "Performance Goals" shall mean the goals established by the Committee, against which a Participant's performance shall be measured to determine if an Actual Award is payable under the Plan.

    "Performance Period" shall mean the Plan Year, or such other period as may be established by the Committee, during which time the performance of Participants shall be measured.

    "Plan" shall mean this Executive Annual Incentive Plan, as amended and restated, or if hereafter amended or supplemented, as so amended or supplemented.

    "Plan Year" shall mean the calendar year.

    "System" shall mean the group of corporations composed of the System Companies.

    "System Company" shall mean (a) Company; (b) any corporation 80% or more of whose stock (based on voting power or value) is owned directly or indirectly by Company; and (c) any partnership or trade or business which is eighty percent (80%) or more controlled, directly or indirectly, by Company.

    "System Management Level" shall mean the applicable management level set forth below:
    System Management Level 1 ( Chief Executive Officer);
    System Management Level 2 (Presidents and Executive Vice Presidents within the System);
    System Management Level 3 (Senior Vice Presidents within the System); and
    System Management Level 4 (Vice Presidents within the System).

    "Target Award Level" shall mean the target Award Opportunity, as established by the Committee, intended to reward performance at the targeted level.

ARTICLE III. Construction

    Gender and Number. The masculine pronoun whenever used in the Plan shall include the feminine. Similarly, the feminine pronoun whenever used in the Plan shall include the masculine as the context or facts may require. Whenever any words are used herein in the singular, they shall be construed as if they were also used in the plural in all cases where the context so applies.

    Captions. The captions to the articles and sections of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

    Controlling Law. The Plan and all related documents shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.

    No Right to Employment. This Plan does not confer nor shall be construed as creating an express or implied contract of employment between any Participant and any System Company or other party. Nothing in the Plan shall interfere with or limit in any way the right of any System Company employer to terminate any Employee's System employment at any time, nor confer upon any Employee any right to continue in the employ of any System Company employer.

ARTICLE IV. ELIGIBILITY AND PARTICIPATION

    Eligibility. In order to be eligible to participate in the Plan for a Performance Period, an individual must be (a) an Employee; (b) hired before the commencement of the last quarter of the Performance Period and (c) except for death, disability, retirement and certain other status changes during the Performance Period (which shall be addressed by administrative guidelines implemented by Company's Senior Vice-President, Human Resources & Administration), employed at a System Management Level on the last day of the Performance Period.

    No Right to Participation. No Employee shall have a right to participate in the Plan, regardless of prior participation in the Plan.

    Participants. Prior to, or within the first 90 days of, the commencement of each Performance Period, the Committee shall approve Participants from those Employees meeting the eligibility requirements of the Plan, considering such factors as the degree to which the Employee is responsible for establishing the strategic direction of the Company and/or Business Units, executing tactical action plans, or achievement of bottom line results.

    Status Change During Performance Period. No Actual Awards shall be payable to an individual who, prior to the end of the Performance Period, separates from employment for reasons other than death, retirement or disability. In the event, during a Performance Period, of a Participant's promotion to a System Management Level, promotion or demotion among System Management Levels, death, disability or retirement, eligibility for Actual Awards shall be determined pursuant to administrative guidelines implemented pursuant to this Plan by Company's Senior Vice-President, Human Resources & Administration.

ARTICLE V. DETERMINATION OF AWARDS

    Timing of Establishment of Performance Goals. For each Performance Period, the Committee shall establish, in writing, System, Business Unit and/or individual ranges of attainment of Performance Goals for the Performance Period; provided, however, that with respect to Covered Participants, such Performance Goals for the Performance Period shall be established no later than 90 days after the commencement of each Performance Period or such later date as may be permitted under Code Section 162(m).

    Performance Goals. The following provisions shall apply to the establishment of Performance Goals for any Performance Period:

    Each Performance Goal range shall include a level of performance at which one hundred percent (100%) of the Target Incentive Level may be earned.

    Each range shall include levels of performance above and below the one hundred percent (100%) performance level at which a greater or lesser percent of the Target Incentive Level may be earned.

    Subject to Section 5.05 herein, the Committee may establish Performance Goals based on one or any combination of the following business criteria: EBITDA, EBIT, net income, earnings per share, operating cash flow, cash flow, return on equity, sales, budget achievement, productivity, price of Entergy Corporation stock, market share, total return to shareholder, return on capital, net cash flow, cash available to parent, net operating profit after taxes (NOPAT), economic value added (EVA), expense spending, O&M expense, expense, O&M or capital/kwh, capital spending, gross margin, net margin, market capitalization, market value, debt ratio, equity ratio, return on assets, profit margin, customer growth or customer satisfaction. The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices. Both the Performance Goals established by the Committee and the results for any Performance Period may be adjusted to reflect capital changes and may exclude unusual or nonrecurring events, including extraordinary items, changes in accounting principles, discontinued operations, acquisitions, divestitures and material restructuring charges.

    All Awards to Covered Participants under this Plan shall be further subject to such other conditions, restrictions, and requirements as the Committee may deem necessary to comply with the Code Section 162(m).

    Award Opportunities. For each Performance Period, the Committee shall establish in writing Award Opportunities that correspond to various levels of achievement of the pre-established Performance Goals, such that the level of achievement of the pre-established Performance Goals at the end of the Performance Period shall determine the Actual Awards; provided, however, that with respect to Covered Participants, such Award Opportunities shall be established no later than 90 days after the commencement of each Performance Period. The established Award Opportunities may vary in relation to the System Management Level of each Participant or among Participants at the same System Management Level. Except as provided in Section 5.05, Award Opportunities for Participants shall be established as a function of each Participant's Base Salary. The Committee may establish minimum levels of Performance Goal achievement, below which no Participant shall receive an Actual Award.

    No Mid-Year Changes in Award Opportunities. Except as provided in 5.05 herein, each Participant's Actual Award shall be based exclusively on the Award Opportunities established by the Committee pursuant to Section 5.03.

    Potential Modifications. In the event that changes are made to Code Section 162(m) or the regulations thereunder (or their interpretation) to permit greater flexibility with respect to any Award Opportunities under the Plan, the Committee may exercise such greater flexibility consistent with the terms of the Plan and, to the extent of such changes, without regard to otherwise applicable restrictive provisions of the Plan.

    Determination of Actual Awards. Following the completion of each Performance Period, if the Performance Goals were met, the Committee shall certify in writing prior to payment of Actual Awards that the Performance Goals for such Performance Period were satisfied. Actual Awards under this Plan to a Covered Participant with respect to a relevant Performance Period shall be contingent upon the attainment of the Performance Goals that are applicable to such Covered Participant, as certified by the Committee. Approved minutes of the Committee may be used for this purpose.

    Computation of Actual Awards. Actual Awards shall be computed and paid based on the attainment of the pre-established Performance Goals. With respect to a Performance Period, funding for Actual Awards to Covered Participants shall not exceed 1% of Operating Cash Flow during such Performance Period. In addition, with respect to a Performance Period, no more than .5% of Operating Cash Flow during such Performance Period shall be allocated to a single Covered Participant. Amounts in excess of the limits set forth in this Section 5.07 shall be disallowed and shall not be carried over for payment to Covered Participants in a subsequent Performance Period.

    Award Adjustments. The Committee shall have the discretion to reduce or eliminate the amount of a Participant's Actual Award otherwise payable under the Plan. The Committee shall have no discretion to increase any Actual Award to a Covered Participant.

ARTICLE VI. PAYMENT OF ACTUAL AWARDS

    Timing and Form of Payment. No Participant shall be vested in Actual Awards, nor Actual Awards made, prior to the end of the applicable Performance Period. Unless a deferral election is made by a Participant pursuant to Section 6.02 or is required under Section 6.03, a Participant's Actual Award shall be paid in cash as soon as practicable after the end of the Performance Period and approval of the Actual Award in writing by the Committee.

    Voluntary Deferral of Actual Awards. A Participant may defer receipt of some or all payments otherwise due under the Plan pursuant to the terms of any deferred compensation plan sponsored by the Company or by any System Company under which such deferral is permitted.

    Required Deferral. In the event that all or a portion of a Covered Participant's Actual Award is not deductible by the Company due to limits contained in Code Section 162(m), the Committee may, in its discretion, require that payment of the nondeductible portion of such Actual Award be deferred under a deferred compensation plan sponsored by the Company or by any System Company under which such deferral is permitted.

VII. ADMINISTRATION

    Committee Authority. The Plan shall be administered by the Committee, which, in addition to the other powers set forth herein, shall have the full power, subject to, and within the limits of the Plan, to:

    make all determinations and interpretations and approve all rules as may be necessary or advisable for the administration of the Plan, including, but not limited to, those necessary to resolve any ambiguities with respect to any of the terms and provisions of the Plan;

    exercise all powers and perform such acts in connection with the Plan as are deemed necessary or appropriate to promote the best interests of the System;

    determine the size and types of Award Opportunities and Actual Awards;

    determine the terms and conditions of Award Opportunities in a manner consistent with the Plan;

    construe and interpret the Plan and any agreement or instrument entered into under the Plan;

    establish, amend or waive rules and regulations for the Plan's administration; and

    subject to the provisions of Article V, amend the terms and conditions of any outstanding Award Opportunity to the extent such terms and conditions are within the sole discretion of the Committee as provided in the Plan.

    Authorized Agents. The Committee may authorize one or more of its members or any officer of Entergy Corporation, to execute and deliver documents on behalf of the Committee, including administrative guidelines for this Plan.

    Binding Decisions. All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all parties.

ARTICLE VIII. AMENDMENT AND TERMINATION

    The Committee may amend, suspend, or terminate the Plan or any portion thereof at any time; provided, if exemption from Code Section 162(m) deduction limits is to be continued, such amendment is made with shareholder approval if shareholder approval is necessary to comply with any tax, regulatory or exchange requirement, including for these purposes, the requirements for the performance-based compensation exception under Code Section 162(m).

ARTICLE IX. MISCELLANEOUS

    Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge and bankruptcy. In the event of a Participant's death, any payment to which the Participant may be entitled shall be made to the Participant's designated beneficiary, or in the absence of such designation, to the Participant's estate.

    Tax Withholding. A System Company shall have the right to deduct from all payments under the Plan any foreign, federal, state or local income or other taxes required by law to be withheld with respect to such payments. Before payment of any Actual Award may be deferred under Article VI, a System Company may require that the Participant pay or agree to withholding for any foreign, federal, state or local income or other taxes which may be imposed on any amount deferred.

    Non-uniform Determinations. The Committee's determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount, and timing of such payments, the terms and provisions of such payments, and the agreement evidencing same) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Actual Awards under the Plan, whether or not such persons are similarly situated.

    Interaction with Retirement Plan. Payments under the Plan shall not constitute earnings for the purposes of any retirement plan, unless so specified in such retirement plan.

    No Funding. A System Company shall have no obligation to reserve or otherwise fund in advance any amounts which are or may in the future become payable under this Plan. Any funds, which a System Company acting in its sole discretion determines to reserve for future payments under this Plan, may be commingled with other funds of the System Company and need not in any way be segregated from other assets or funds held by the System Company.

    Successors. All obligations of a System Company under the Plan shall be binding upon and inure to the benefit of any successor of such System Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the System Company.

    Other Plans. Nothing contained in this Plan shall prevent the Committee or the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.